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                                     EXHIBIT 4.9






                                   AMENDMENT NO. 3

                                          TO

                                   RIGHTS AGREEMENT

                                       between

                                    XYTRONYX, INC.

                                         and

                       AMERICAN STOCK TRANSFER & TRUST COMPANY

                                   as Rights Agent

                    Amendment No. 3 Dated as of December 17, 1996






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                                   AMENDMENT NO. 3
                                 TO RIGHTS AGREEMENT


    This Amendment No. 3 To Rights Agreement is made and entered into as of the 17th day of December, 1996 between Xytronyx, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have been directed in accordance with Section 27(a) of the Rights Agreement by and between the Company and the Rights Agent, dated as of April 2, 1991 (the "Rights Agreement"), to amend the Rights Agreement in accordance with the terms set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereby mutually agree and consent to the Amendment of the Rights Agreement so that
Section 1(j) thereof be deleted and replaced in its entirety as follows:

    (j)  "Exempt Person" shall mean (i) the Company, any wholly owned
Subsidiary of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, or any person holding Voting Shares for or pursuant to the terms of any such employee benefit plan and; (ii) Peter Baram and the Peter Baram Revocable Trust dated December 22, 1988; (iii) any Person who is or hereinafter becomes a relative of Peter Baram, by blood or marriage, or the estate of Peter Baram or any such Person; (iv) any currently existing or subsequently established trust, plan or other entity or vehicle for the benefit of Peter Baram or any of his relatives by blood or marriage, or any Person who is the beneficial owner of any voting shares held by or pursuant to the terms and conditions of any such entity or vehicle; and (v) Paramount Capital, Inc. and its affiliates.

    Except as expressly modified herein, the Rights Agreement shall remain in full force and effect and is hereby ratified and affirmed.




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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ATTEST:                                XYTRONYX, INC.


    /s/ Ailene Patino                  By:   /s/ Larry Bymaster
--------------------------                 -----------------------
Name:   Aileen Patino                  Name:     Larry Bymaster
Title:  Accoountant                    Title:    Chief Executive Officer


ATTEST:                                AMERICAN STOCK TRANSFER & TRUST
                                          COMPANY, as Rights Agent

    /s/ Susan Silber                   By:   /s/ Herbert J. Lemmer
--------------------------                 -----------------------
Name:   Susan Silber                   Name:     Herbert J. Lemmer
Title:  Assistant Secretary            Title:    Vice President







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